Exhibit 10.31
JPMorgan Chase & Co.
Long-Term Incentive Plan Award Agreement
Subject to acceptance of this Award Agreement including its Terms and Conditions (which form a part of this Award Agreement), JPMorgan Chase & Co. (“JPMorgan Chase”) grants to you, as a matter of separate inducement and not in lieu of salary or other compensation for services, the following award pursuant to the JPMorgan Chase 1996 Long-Term Incentive Plan (“Plan”). Except as otherwise specified in the attached Terms and Conditions or herein, exercisability of the award is conditioned upon you being continuously employed by JPMorgan Chase or a subsidiary from the Grant Date to each relevant exercise date.

Stock Appreciation Awards
Subject to acceptance of this Award Agreement including its Terms and Conditions, you are awarded below stock appreciation rights referred to as “Stock Appreciation Awards.” Stock Appreciation Awards entitle you, upon exercise, to receive from JPMorgan Chase without payment a number of shares of JPMorgan Chase Common Stock, the Fair Market Value of which, as of the exercise date, is equal to the excess of the Fair Market Value of one share of such Common Stock on such exercise date over the Exercise Price per Stock Appreciation Award (set forth below) multiplied by the number of Stock Appreciation Awards being exercised.

Grant Date:	January 20, 2005	The exercisable schedule for this award is as follows:

Number Granted:		Number	Exercisable Dates

Exercise Price:	$37.47		January 25, 2008

Expiration Date:	January 20, 2015		January 25, 2009
January 25, 2010
You acknowledge that you have received this Award Agreement, the attached Terms and Conditions and Prospectus applicable to this award. You further certify that you have read such materials and you:
☐ Agree to accept and be bound by this Award Agreement including the Terms and Conditions effective as of the Grant Date. To accept this Award Agreement no further action is required. If you have not declined this award by the deadline date below, you will have accepted this Award Agreement; OR
☐ Decline this Award Agreement. To decline, you must click on the “Decline Award” button by the deadline date below. If the award is declined, it will be cancelled effective as of the Grant Date.

Grantee:	JPMorgan Chase & Co.
Date:	/s/ John J. Farrell

JPMorgan Chase & Co.
Long-Term Incentive Plan Award Agreement
Subject to acceptance of this Award Agreement including its Terms and Conditions (which form a part of this Award Agreement), JPMorgan Chase & Co. (“JPMorgan Chase”) grants to you, as a matter of separate inducement and not in lieu of salary or other compensation for services, the following award pursuant to the JPMorgan Chase 1996 Long-Term Incentive Plan (“Plan”). Except as otherwise specified in the attached Terms and Conditions or herein, exercisability of the award is conditioned upon you being continuously employed by JPMorgan Chase or a subsidiary from the Grant Date to each relevant exercise date.

Stock Appreciation Awards
Subject to acceptance of this Award Agreement including its Terms and Conditions, you are awarded below stock appreciation rights referred to as “Stock Appreciation Awards.” Stock Appreciation Awards entitle you, upon exercise, to receive from JPMorgan Chase without payment a number of shares of JPMorgan Chase Common Stock, the Fair Market Value of which, as of the exercise date, is equal to the excess of the Fair Market Value of one share of such Common Stock on such exercise date over the Exercise Price per Stock Appreciation Award (set forth below) multiplied by the number of Stock Appreciation Awards being exercised.

Grant Date:	January 20, 2005	The exercisable schedule for this award is as follows:

Number Granted:		Number	Exercisable Dates

Exercise Price:	$37.47		January 25, 2007

Expiration Date:	January 20, 2015		January 25, 2008
You acknowledge that you have received this Award Agreement, the attached Terms and Conditions and Prospectus applicable to this award. You further certify that you have read such materials and you:
☐ Agree to accept and be bound by this Award Agreement including the Terms and Conditions effective as of the Grant Date. To accept this Award Agreement no further action is required. If you have not declined this award by the deadline date below, you will have accepted this Award Agreement; OR
☐ Decline this Award Agreement. To decline, you must click on the “Decline Award” button by the deadline date below. If the award is declined, it will be cancelled effective as of the Grant Date.

Grantee:	JPMorgan Chase & Co.
Date:	/s/ John J. Farrell

JPMORGAN CHASE & CO. 1996 LONG-TERM INCENTIVE PLAN
TERMS AND CONDITIONS OF JANUARY 20, 2005
STOCK APPRECIATION AWARDS

Award Agreement	These terms and conditions are made part of the Award Agreement dated as of January 20, 2005 (“Grant Date”) awarding stock appreciation rights (referred to as “Stock Appreciation Awards”) pursuant to the terms of the JPMorgan Chase & Co. 1996 Long-Term Incentive Plan (“Plan”). To the extent the terms of the Award Agreement (all references to which will include these terms and conditions) conflict with the Plan, the Plan will govern.

The grant of this award is contingent upon your acceptance of this Award Agreement. Unless you decline by the deadline and in the manner specified in the Award Agreement, you will have accepted this award and be bound by these terms and conditions, effective as of the Grant Date. If you decline the award, it will not become effective and will be cancelled as of the Grant Date.

Capitalized terms that are not defined in the Award Agreement will have the same meaning as set forth in the Plan.

JPMorgan Chase & Co. will be referred to throughout the Award Agreement as “JPMorgan Chase,” and together with its subsidiaries as the “Firm.”

Form and Purpose of Award	Stock Appreciation Awards represent the right, following exercise, to receive (without payment), a number of shares of JPMorgan Chase Common Stock, the Fair Market Value of which, as of the date of exercise, is equal to the excess of the Fair Market Value of one share of such Common Stock on such exercise date over the Exercise Price, multiplied by the number of Stock Appreciation Awards being exercised. The Firm will retain from each distribution the number of shares of Common Stock required to satisfy tax withholding obligations.

The purpose of this award is to motivate your future performance and to align your interests with those of the Firm and its shareholders.

Exercisable Dates/Expiration Date	Your award will become exercisable on the “Exercisable Dates” set forth in your Award Agreement, provided that you are continuously employed by the Firm through the relevant Exercisable Date or you meet the requirements to allow your award to remain outstanding upon termination of employment as described below. Your award will remain exercisable until the earlier of the tenth anniversary of the Grant Date (the “Expiration Date”) or the date the award is cancelled pursuant to this Award Agreement. No Stock Appreciation Award may be exercised after its Expiration Date.

Termination of Employment	Except as explicitly set forth below, any Stock Appreciation Awards outstanding under this award will be cancelled effective on the date your employment with the Firm terminates for any reason.

Subject to “Your Obligations” and the other requirements below, you will be eligible to have your Stock Appreciation Awards remain outstanding for the period described below following the termination of your employment if one of the following circumstances applies to you:

• Job Elimination:
If the Director Human Resources of the Firm or his nominee in his sole discretion determines that the Firm terminated your employment because your job was eliminated, your outstanding Stock Appreciation Awards (whether or not exercisable on your date of termination) will become exercisable as of your date of termination and will remain exercisable for the two year period immediately following your termination of employment but in no event beyond the Expiration Date. Any unexercised Stock Appreciation Awards outstanding at the end of the period specified in the preceding sentence, including Stock Appreciation Awards that were exercisable prior to termination of employment, shall be cancelled.

January 20, 2005 Stock Appreciation Awards (continued...)

• Retirement:
Your award will become exercisable on the Exercisable Dates and will remain exercisable up to its Expiration Date provided that your employment was not terminated for “Cause” and you meet the following criteria:

•     Your employment terminates after you reach at least age 55 and complete at least 15 years of Cumulative Service of which at least the 5 years immediately preceding termination of employment are continuous (or your employment terminates due to a job elimination after you reach at least age 50 and complete at least 20 years of Cumulative Service), and

•     For the one year period following the termination of your employment, or if longer, during the period that your Stock Appreciation Awards remain outstanding, you do not perform services (including self-employment) for

- competitor of the Firm in any capacity, or
- a non-competitor in a role within your profession; provided that you may work for a government, education or Not-for-Profit Organization.

You must notify JPMorgan Chase in writing if you perform services during the period specified above that do not meet the foregoing criteria.

In the event that you meet the requirements for both job elimination and retirement as described above, you will be accorded retirement treatment for the purposes of your award. However, the retirement employment restrictions will not apply to you.

The definitions of Cause, Cumulative Service, Competitor and Not-for-Profit Organization are found on page 5.

Release/Certification	Upon the termination of your employment you must timely execute and deliver a release of claims in favor of the Firm, having such form and terms as the Firm shall specify, to have all or any portion of your award remain outstanding after termination of your employment under any of the foregoing circumstances.

Additionally, in the case of Retirement, you must certify on the authorized form of the Firm at the time of any exercise of your Stock Appreciation Awards that you have complied with the employment restrictions and otherwise complied with the terms of the Award Agreement. (See “Your Obligations.”)

If JPMorgan Chase in its sole discretion determines that you are not in compliance with any of the foregoing employment restrictions applicable to you or if you fail to return the required release within the specified deadline or fail to certify your compliance with the Award Agreement as described above, your outstanding Stock Appreciation Awards will be cancelled. If the Firm discovers after shares have been distributed to you that you were not in compliance with such restrictions during any applicable time period, then you will be required to repay the gain on exercise (as of the exercise date) less withholding taxes or the number of any shares distributed to you.

Death or Disability	If you die while employed by the Firm with outstanding Stock Appreciation Awards, then such outstanding Stock Appreciation Awards (whether or not exercisable as of the date of death) will become exercisable as of the date of death and will remain exercisable by your designated beneficiary until their Expiration Date.

If you die after your employment terminates, then any Stock Appreciation Awards then outstanding to you (whether or not exercisable as of the date of death) will become exercisable as of the date of death and may be exercised by your designated beneficiary for the period that you could have exercised such Stock Appreciation Awards.

For these purposes, your beneficiary is the designated beneficiary on file with the Human Resources Department, or if no beneficiary has been designated or survives you, then your estate.

In the event your employment terminates as a result of your permanent and total disability as defined in the JPMorgan Chase & Co. Long Term Disability Plan (or for non-U.S. employees the equivalent local country plan), your outstanding Stock Appreciation Awards will continue to be subject to the same employment restrictions as described above for “Retirement” and your award will become exercisable on the date(s) specified in your Award Agreement and will remain exercisable up to its Expiration Date.

January 20, 2005 Stock Appreciation Awards (continued...)

Your Obligations	As consideration for the grant of this award, you agree to comply with and be bound by the following:

· Non-Solicitation of Employees and Customers:	During your employment by the Firm and for the one year period following the termination of your employment, or if longer, during the period that your Stock Appreciation Awards remain outstanding, you will not directly or indirectly, whether on your own behalf or on behalf of any other party, without the prior written consent of the Director Human Resources of JPMorgan Chase: (i) solicit or encourage any of the Firm’s then current employees to leave the Firm or to apply for employment elsewhere; (ii) hire any employee or former employee who was employed by the Firm at the date your employment terminated, unless the individual’s employment terminated more than six months before the date of hire or because his or her job was eliminated; or (iii) solicit or induce or attempt to induce to leave the Firm, or divert or attempt to divert from doing business with the Firm, any then current customers, suppliers or other persons or entities that were serviced by you or whose names became known to you by virtue of your employment with the Firm, or otherwise interfere with the relationship between the Firm and such customers, suppliers or other persons or entities. This does not apply to publicly known institutional customers that you service after your employment with the Firm without the use of the Firm’s confidential or proprietary information.

These restrictions do not apply to authorized actions you take in the normal course of your employment with the Firm, such as employment decisions with respect to employees you supervise or business referrals in accordance with the Firm’s policies.

· Confidential Information:	You may not, either during your employment with the Firm or thereafter, directly or indirectly use or disclose to anyone any confidential information related to the Firm’s business, except as explicitly permitted by the JPMorgan Chase Code of Conduct and applicable policies or law or legal process. “Confidential information” shall have the same meaning for the Award Agreement as it has in the JPMorgan Chase Code of Conduct.

· Non-Disparagement:	You may not, either during your employment with the Firm or thereafter, make or encourage others to make any statement or release any information that is intended to, or reasonably could be foreseen to, embarrass or criticize the Firm or its employees, directors or shareholders as a group. This shall not preclude you from responding truthfully to questions or requests for information to the government, a regulator or in a court of law in connection with a legal or regulatory investigation or proceeding.

· Compliance with Award Agreement:	You agree that you will provide the Firm with any information reasonably requested to determine compliance with the Award Agreement, and you authorize the Firm to disclose the terms of the Award Agreement to any third party who might be affected thereby, including your prospective employer.

Remedies	If you violate any of the provisions as set forth above in “Your Obligations”, all outstanding Stock Appreciation Awards under your award will be immediately cancelled.

In addition, if you received shares under this award during the one year prior to (i) the violation of any of these obligations or (ii) the termination of your employment for Cause, you will be required to pay the Firm liquidated damages by returning to the Firm either (i) a cash amount equal to the gain on exercise (as of the exercise date) less withholding taxes, or (ii) the net number of shares of Common Stock that were distributed pursuant to the exercise.

You agree that this payment will be liquidated damages and is not to be construed in any manner as a penalty. You acknowledge that a violation or attempted violation of these obligations will cause immediate and irreparable damage to the Firm, and therefore agree that the Firm shall be entitled as a matter of right to an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such terms; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies the Firm may have under law or equity. In any action or proceeding by the Firm to enforce the terms and conditions of this Award Agreement where the Firm is the prevailing party, the Firm shall be entitled to recover from you its reasonable attorneys’ fees and expenses incurred in such action or proceeding.

January 20, 2005 Stock Appreciation Awards (continued...)

Not a Shareholder Until Exercise	You shall not be deemed for any purpose to be or have rights as a shareholder of JPMorgan Chase with respect to the shares of Common Stock subject to Stock Appreciation Awards until such Stock Appreciation Awards are exercised. No adjustments shall be made for cash dividends or distributions or other rights for which the record date is prior to the date you become a shareholder of record of JPMorgan Chase. Shares upon exercise will be issued in accordance with JPMorgan Chase’s procedures for issuing stock.

Administrative Provisions	The Award Agreement will be binding upon any successor in interest to JPMorgan Chase, by merger or otherwise.

The exercise of Stock Appreciation Awards shall be in accordance with the Firm’s procedures for exercises of such awards. The date of exercise shall be the date when the properly completed notice of exercise is received and accepted by the Firm or its designee in accordance with the Firm’s procedures.

Except as provided in the next succeeding sentence, Stock Appreciation Awards shall not be assignable or transferable or subject to any lien, obligation or liability. You may make a gift of unexpired, unexercised Stock Appreciation Awards, subject to the Firm’s prior consent, to an immediate family member or a trust (or similar vehicle) for the benefit of these immediate family members (or beneficiaries) as defined below. JPMorgan Chase may condition its prior consent to receipt of an agreement by you and proposed transferee containing such terms and conditions and undertakings as JPMorgan Chase deems appropriate in its sole and absolute discretion. No attempted transfer will be valid without the Firm’s prior consent. “Immediate family members” include your parents, parents-in-law, children (including adopted children), grandchildren, and siblings or a trust exclusively for the benefit of one or more of these immediate family members. Your spouse is an Immediate Family Member but only if Stock Appreciation Awards are transferred to a trust (or similar vehicle) for the benefit of such spouse, which trust includes one or more other Immediate Family Members as beneficiaries.

JPMorgan Chase may, in its sole discretion and for any reason, cancel outstanding unexercised Stock Appreciation Awards and substitute an equal number of non-qualified stock options to purchase the same number of shares of common stock of JPMorgan Chase represented by the cancelled Stock Appreciation Awards. Such substituted options shall have the same exercise price, Expiration Date and other terms and conditions that were applicable to the Stock Appreciation Awards; provided that the method of exercise and the payment of exercise price, as well as the method of payment of withholding taxes, may be changed by JPMorgan Chase.

Nothing contained in the Award Agreement constitutes a contract of continued employment. Employment is at-will and may be terminated by either you or JPMorgan Chase for any reason at any time.

The Award Agreement, the Plan and Prospectus supercede any other agreement, whether written or oral, that may have been entered into by the Firm and you relating to this award. This Award Agreement may not be amended except in writing signed by the Director Human Resources of JPMorgan Chase.

If any portion of the above provisions is found to be unenforceable, any court of competent jurisdiction may reform the restrictions as to time, geographical area or scope to the extent required to make the provision enforceable under applicable law.

JPMorgan Chase’s failure to enforce any provision of the Award Agreement or similar awards and agreements, either with respect to you or other former or current employees, will not constitute a waiver of its right to enforce the Award Agreement with respect to any prior or subsequent breach of the Award Agreement, including the right to pursue any and all available remedies for the breach.

To the extent not preempted by federal law, the laws of the state of New York (without reference to conflict of law principles) will apply to this award and the Plan.

January 20, 2005 Stock Appreciation Awards (continued...)

The Director Human Resources has sole and complete authority to interpret and administer this Award Agreement, including, without limitation, the power to (i) interpret the Plan and the terms of this Award Agreement; (ii) determine the reason for termination of employment and application of the employment restrictions; (iii) decide all claims arising with respect to this Award; and (iv) delegate such authority as he deems appropriate. Any determination by the Director Human Resources shall be binding on all parties.

The Board of JPMorgan Chase and the Compensation and Management Development Committee of the Board reserve the right to amend this Award Agreement at any time and for any reason before a change in control of JPMorgan Chase, as such term is defined by the Board from time to time. After a change in control of JPMorgan Chase, this Award Agreement may not be amended in any way that is adverse to your interests without your prior written consent.

Definitions	Cause means (i) breach of any rule or regulation of any regulatory authority having jurisdiction over the Firm; (ii) indictment or conviction of a felony or for any fraudulent act, embezzlement, theft or a crime of moral turpitude; (iii) failure to perform your duties or abide by the work ethic of the Firm or to follow reasonable directives of your manager within the scope of your duties; (iv) a violation of the JPMorgan Chase Code of Conduct or human resources policies; (v) any act or failure to act that is injurious to the Firm, monetarily or otherwise, in each case as determined in the sole discretion of the Director Human Resources or his delegate.

Competitor means a business enterprise that engages in any activity or owns or controls a significant interest in any entity that engages in any activity that, in either case, competes with any activity in which the Firm is engaged in any place in the world. The determination of whether you are working for a Competitor is in the Firm’s sole discretion.

Cumulative Service has the meaning set forth in the JPMorgan Chase Retirement Plan.

A Not-for-Profit Organization means an entity exempt from tax under state law and exempt from tax under Section 501(c)(3) of the Internal Revenue Code. Section 501(c)(3) includes entities organized and operated exclusively for religious, charitable, scientific, testing for public safety, literary or educational purposes, or to foster national or international amateur sports competition or for the prevention of cruelty to children or animals.